EXHIBIT 21

Verizon Communications Inc. and Subsidiaries

Principal Subsidiaries of Registrant at December 31, 2010

Name	Jurisdiction of Organization

Verizon California Inc.	California

Verizon Delaware LLC.	Delaware

Verizon Florida LLC.	Florida

Verizon Maryland Inc.	Maryland

Verizon New England Inc.	New York

Verizon New Jersey Inc.	New Jersey

Verizon New York Inc.	New York

Verizon Pennsylvania Inc.	Pennsylvania

GTE Southwest Incorporated (d/b/a Verizon Southwest)	Delaware

Verizon Virginia Inc.	Virginia

Cellco Partnership (d/b/a Verizon Wireless)	Delaware

Verizon Business Global LLC	Delaware